Exhibit 99.1

First M&F Corporation Enters Into Agreement to Expand Into Florida

          KOSCIUSKO, Miss., July 13 /PRNewswire-FirstCall/ -- First M&F Corporation’s (Nasdaq: FMFC) subsidiary, Merchants and Farmers Bank, announced today that it has entered an agreement to expand its banking operations into the state of Florida.  First M&F and Merchants and Farmers have executed a definitive agreement with Ameris Bancorp, headquartered in Moultrie, Georgia, and two of its bank subsidiaries, American Banking Company, a Georgia- chartered bank also headquartered in Moultrie, Georgia, and Tri-County Bank, a Florida-chartered bank headquartered in Trenton, Florida, pursuant to which First M&F will purchase the stock of Tri-County and then merge it into Merchants and Farmers.

          As a result of these transactions, which are subject to regulatory approval, Merchants and Farmers will acquire Tri-County’s charter and certain other assets and liabilities.  After the closing of these transactions, which is expected to take place later this year, Merchants and Farmers will retain the Tri-County charter and operate a full-service branch office in Crestview, Florida, and American will operate Tri-County’s existing offices in Trenton and Newberry, Florida.

          First M&F Corporation is a $1.5 billion bank holding company with 45 banking locations throughout Central and North Mississippi, Central Alabama, and Southwest Tennessee.

          Caution Concerning Forward-Looking Statements

          This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation’s filings with the Securities and Exchange Commission.

SOURCE  First M&F Corporation
          -0-                                                  07/13/2006
          /CONTACT:  John G. Copeland, EVP & Chief Financial Officer of First M&F Corporation, +1-662-289-8594/
          /Web site:  http://www.mfbank.com /